Contact: C. Doniele Kane, 816-983-1372, dkane@kcsouthern.com

KCS Names Mary Stadler Senior Vice President & Chief Accounting Officer

Kansas City, Mo., March 2, 2009 – Kansas City Southern (KCS) (NYSE: KSU) announced today that Mary Stadler has been named senior vice president and chief accounting officer.  Ms. Stadler will report to KCS executive vice president and chief financial officer Michael W. Upchurch.

“We are pleased that Mary is joining Kansas City Southern,” said Mr. Upchurch.  “She brings over 25 years of extensive experience leading all aspects of an accounting organization, and a strong record of delivering outstanding service to internal and external stakeholders.”

Ms. Stadler joins KCS from Sprint, where she spent 18 years with progressive responsibility, most recently as vice president and assistant controller.  She has also served as vice president and assistant controller for Franklin Savings Association and accountant and audit manager for Deloitte.  She is a certified public accountant and holds a bachelor of science in business administration and accounting from the University of Kansas.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V. serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.  The KCS website address is www.kcsouthern.com.

# # #